                                                                    EXHIBIT 99.1

[LOGO]
                                                          News Release

              MEDIA:             ANALYSTS:                Corporate Affairs
              -----              --------
              Ken Herz           Donald J. MacLeod        One Mellon Center
              (412) 234-0850     (412) 234-5601           Pittsburgh, 15258-0001
              Ron Gruendl        Andrew J. Clark
              (412) 234-7157     (412) 234-4633

--------------------------------------------------------------------------------

FOR IMMEDIATE RELEASE

               MELLON REPORTS RECORD FIRST QUARTER 2000 RESULTS;
               ------------------------------------------------
                        INCREASES COMMON STOCK DIVIDEND
                        -------------------------------

 .   Earnings Per Share Increases to 50 Cents, Up 16 Percent Over Same Period
    Last Year on an Operating Basis
 .   Trust and Investment Fee Revenue Up 17 Percent Over Same Period Last Year
 .   Return on Common Equity is 26.0 Percent, Return on Assets is 2.15 Percent
 .   Quarterly Common Stock Dividend Increases 10 Percent to 22 Cents Per Share

Financial Highlights                                                                        Quarter ended
                                                                          -------------------------------------------------
(dollar amounts in millions, except per share                              March 31,            Dec. 31,          March 31,
 amounts; quarterly returns are annualized)                                     2000                1999               1999
---------------------------------------------------------------------------------------------------------------------------
Operating results (a):
Diluted earnings per common share                                            $   .50             $   .48            $   .43
Net income                                                                   $   253             $   245            $   231
Return on common equity                                                         26.0%               23.5%              20.9%
Return on assets                                                                2.15%               2.05%              1.84%

Cash operating results (a):
Diluted earnings per common share                                            $   .56             $   .53            $   .49
Net income                                                                   $   282             $   274            $   260
Return on common equity                                                         51.8%               45.6%              40.4%
Return on assets                                                                2.50%               2.38%              2.16%

Reported results:
Diluted earnings per common share                                            $   .50             $   .47            $   .48
Net income                                                                   $   253             $   240            $   254
Return on common equity                                                         26.0%               23.1%              23.1%
Return on assets                                                                2.15%               2.01%              2.03%

Fee revenue as a percentage of net interest and fee revenue (FTE)                 70%                 69%                68%
Trust and investment fee revenue as a percentage of net interest
  and fee revenue (FTE)                                                           50%                 49%                42%
Efficiency ratio excluding amortization of intangibles                            59%                 59%                62%
---------------------------------------------------------------------------------------------------------------------------

(a) Operating results equaled reported results in the first quarter of 2000. Operating and cash operating results for the fourth quarter of 1999 exclude a $5 million after-tax net loss from divestitures. The first quarter of 1999 excludes a $49 million after-tax net gain from divestitures and a $26 million after-tax charge for the cumulative effect of a change in accounting principle. Cash operating results exclude the after-tax impact of the amortization of goodwill and other intangibles from purchase acquisitions.

                                    -more-

Mellon Reports Earnings
April 18, 2000
Page 2


PITTSBURGH, April 18, 2000--Mellon Financial Corporation (NYSE: MEL) today announced record first quarter 2000 diluted earnings per common share of 50 cents, an increase of 16 percent compared with 43 cents per common share, on an operating basis, in the first quarter of 1999. These results were driven in large part by a 17 percent increase in trust and investment fee revenue.

"Our record earnings per share, ROE and ROA collectively demonstrate the value created through our increased focus on high-growth, high-return businesses. This strategy has resulted in a 13 percent growth in fee revenue, including a 17 percent growth in trust and investment fee revenue. We are pleased to share this continued success with our shareholders through a 10 percent increase to 22 cents per share in our quarterly stock dividend," said Martin G. McGuinn, Mellon chairman and chief executive officer. "We are also pleased to announce that for the first time, our assets under management have exceeded $500 billion. As we continue to deliver top-tier performance, we believe that our stock price should be rewarded over time with the kind of valuation that other providers of trust and fiduciary services have received."

Net income totaled $253 million in the first quarter of 2000, an increase of 10 percent compared with $231 million, on an operating basis, in the first quarter of 1999. Return on common equity and return on assets were 26.0 percent and 2.15 percent, respectively, for the first quarter of 2000, compared with 20.9 percent and 1.84 percent, respectively, on an operating basis for the first quarter of 1999.

The Corporation increased its quarterly common stock dividend by 10 percent to 22 cents per share. This cash dividend is payable on May 15, 2000, to shareholders of record at the close of business on April 28, 2000. This is the 10th quarterly common dividend increase that the Corporation has announced since the beginning of 1993, resulting in a total common dividend per share increase of approximately 275 percent.

Fee revenue of $798 million in the first quarter of 2000 was impacted by the 1999 credit card, network services and mortgage banking divestitures. Excluding the effect of these divestitures, fee revenue increased 13 percent in the first quarter of 2000, compared with the first quarter of 1999, primarily due to a 17 percent increase in trust and investment fee revenue. Fee revenue increased 21 percent, on an annualized basis, in the first quarter of 2000 compared with the fourth quarter of 1999, primarily resulting from a 23 percent increase, on an annualized basis, in trust and investment fee revenue.

Net interest revenue, on a fully taxable equivalent basis, was $351 million in the first quarter of 2000 compared with $371 million in the first quarter of 1999. Excluding the effect of the divestitures of the credit card and mortgage businesses, net interest revenue increased 1 percent compared with the first quarter of 1999, reflecting the positive impact of interest-free funds in a rising rate environment, offset in part by higher funding costs related to the repurchase of common stock.

Operating expense before trust-preferred securities expense and net revenue from acquired property totaled $719 million in the first quarter of 2000 compared with $760 million in the first quarter of 1999. Excluding the effect of divestitures, operating expense before trust-preferred securities expense and net revenue from acquired property increased 9 percent compared with the first quarter of 1999, reflecting higher incentive expense and other expenses in support of business growth.

                                    -more-

Mellon Reports Earnings
April 18, 2000
Page 3


Credit quality expense was $9 million in the first quarter of 2000 compared with $15 million in the first quarter of 1999. The lower expense in 2000 primarily resulted from a lower provision for credit losses following the divestiture of the credit card business. Nonperforming assets totaled $210 million at March 31, 2000, compared with $159 million at Dec. 31, 1999, and $161 million at March 31, 1999. The higher level of nonperforming assets, compared with Dec. 31, 1999, primarily resulted from the addition to nonperforming status of commercial loans to a health care provider and its affiliate companies, offset in part by credit losses. The ratio of nonperforming assets to total loans and net acquired property was .74 percent at March 31, 2000, compared with .53 percent at both Dec. 31, 1999 and March 31, 1999.

Mellon Financial Corporation is a global financial services company with more than $2.7 trillion in assets under management, administration or custody, including more than $500 billion under management. One of the world's leading providers of wealth management and global investment management for individual and institutional investors, as well as global investment services for businesses and institutions, Mellon also offers a comprehensive array of banking services for individuals and small, midsize and large businesses and institutions in selected geographies. Its world-class asset management companies, which include The Dreyfus Corporation in the United States and Newton Management Limited in the United Kingdom, provide investment products in virtually every asset class and investment style. In addition, Mellon is a top global provider of custody, retirement and benefits consulting services through its Mellon Trust and Buck Consultants affiliates. Headquartered in Pittsburgh, Pennsylvania, Mellon has operations or joint ventures around the world.

Taped comments from Steven G. Elliott, Mellon senior vice chairman and chief financial officer, regarding the Corporation's first quarter 2000 earnings are available by calling (412) 236-5385 from 9 a.m. EDT Tuesday, April 18, 2000, through 5 p.m. EDT on Friday, April 28, 2000. Press releases and other information about Mellon Financial Corporation and its products and services are available at www.mellon.com on the Internet. For Mellon press releases by fax, call 1 800 758-5804, identification number 552187.

                                     # # #

Mellon Reports Earnings
April 18, 2000
Page 4



Business Sectors
----------------

-------------------------------------------------------------------------------------------------------
                                        First Quarter 2000                  First Quarter 1999
                                 -------------------------------       --------------------------------
                                            Income    Return on                   Income    Return on
                                   Total    Before      Common           Total    Before      Common
Sector                            Revenue   Taxes       Equity          Revenue   Taxes       Equity
--------------------------------  -------   ------    ---------         -------   ------    ---------
Managed for Growth:
------------------
Wealth Management                  $  110    $ 43         36%           $103      $ 40           41%
Global Investment Management          301     115         51             233        76           36
Global Investment Services            268      70         33             236        58           25
                                   ------    ----                       ----      ----
    Total Growth Sectors              679     228         41             572       174           32
Managed for Return:
------------------
Regional Consumer Banking             155      50         18             162        46           16
Specialized Commercial Banking        143      73         23             131        63           23
Large Corporate Banking               135      44         13             126        43           11
                                   ------    ----                       ----      ----
    Total Return Sectors              433     167         18             419       152           16
                                   ------    ----                       ----      ----

Total Core Sectors                 $1,112    $395         26%           $991      $326           22%
-------------------------------------------------------------------------------------------------------

The Corporation manages its business sectors utilizing growth and return strategies. The sectors managed for growth include businesses which are predominantly fee-based in nature. The Corporation invests in these businesses for future growth. The sectors managed for return include the more slowly growing, traditional banking businesses. These businesses are managed to drive profitability higher, primarily focusing on improving productivity through continuous re-engineering.

Sectors Managed for Growth:

Total revenue for the growth sectors comprised 61% of total core sector revenue in the first quarter of 2000, compared with 58% in the first quarter of 1999. Income before taxes represented 58% of core sector pretax income, up from 53% in the first quarter of 1999.

--------------------------------------------------------------------------------
1Q 2000 vs. 1Q 1999             Total Revenue   Operating Expense  Income Before
                                   Growth            Growth        Taxes Growth
--------------------------------------------------------------------------------
Wealth Management                    8%                  5%              7%
Global Investment Management        29%                 18%             52%
Global Investment Services          13%                 11%             21%

     Total Growth Sectors           19%                 13%             31%
--------------------------------------------------------------------------------

The growth sectors continued to perform strongly in the first quarter of 2000 as total revenue for these sectors increased by 19%, and income before taxes increased by 31%, compared with the prior-year quarter.

Wealth Management - Income before taxes was $43 million in the first quarter of 2000. The Corporation's private asset management businesses' income before taxes grew by 25% from the prior-year period, offset in part by lower revenue from jumbo residential mortgage lending.

Mellon Reports Earnings
April 18, 2000
Page 5


Global Investment Management - Income before taxes was $115 million in the first quarter of 2000, up 52% from the prior-year period. Revenue increased 29% in the first quarter of 2000 primarily due to higher mutual fund and institutional asset management fees, as well as strong growth in brokerage fees.

Global Investment Services - Income before taxes was $70 million in the first quarter of 2000, up 21% from the prior-year period. Revenue increased 13% in the first quarter of 2000 due to higher institutional trust and custody fees, higher foreign exchange fees and improved securities lending fees.

Sectors Managed for Return:

--------------------------------------------------------------------------------------------
                                   Pretax Operating      Return on              Average
                                       Margin          Common Equity       Allocated Equity
                                   ----------------    -------------    --------------------
(dollar amounts in millions)         1Q00      1Q99     1Q00    1Q99        1Q00     1Q99
--------------------------------------------------------------------------------------------
Regional Consumer Banking              32%       28%      18%     16%     $  760   $  759
Specialized Commercial Banking         51%       49%      23%     23%     $  959   $  852
Large Corporate Banking                32%       34%      13%     11%     $1,110   $1,265
                                                                          ------   ------

     Total Return Sectors              39%       36%      18%     16%     $2,829   $2,876
--------------------------------------------------------------------------------------------

The results in the first quarter of 2000 for the return sectors demonstrates the Corporation's strategy of driving profitability and returns through productivity improvements and continuous re-engineering. The pretax operating margin in the first quarter of 2000 was 39%, up from 36% in the first quarter of 1999. The Corporation also continues to aggressively manage capital levels in the return sectors. Average allocated equity decreased $47 million in the first quarter of 2000, and the return on common equity increased to 18%, up 200 basis points from the first quarter of 1999.

Regional Consumer Banking - Income before taxes was $50 million in the first quarter of 2000, up 9% from the prior-year period primarily due to lower net operating expense, reflecting productivity improvements.

Specialized Commercial Banking - Income before taxes was $73 million in the first quarter of 2000, up 15% from the prior-year period reflecting higher equity investment revenue as well as improved net interest revenue.

Large Corporate Banking - Income before taxes was $44 million in the first quarter of 2000, up 2% from the prior-year period primarily driven by higher cash management revenue and lower operating expense offset in part by higher credit quality expense.

Total Core Sectors:

Income before taxes was $395 million in the first quarter of 2000, an increase of 21% compared with the first quarter of 1999. This increase resulted from positive operating leverage as revenues increased 12% while operating expense increased only 7%.

Mellon Reports Earnings
April 18, 2000
Page 6


Noninterest Revenue
-------------------
                                                          Quarter ended
                                                -------------------------------
                                                March 31,   Dec. 31,  March 31,
(dollar amounts in millions)                         2000       1999       1999
-------------------------------------------------------------------------------
Trust and investment fee revenue:
 Investment management:
  Mutual fund                                       $ 166      $ 157      $ 144
  Institutional asset                                  82         81         63
  Private asset                                        76         75         71
-------------------------------------------------------------------------------
   Total investment management revenue                324        313        278
 Administration and custody:
  Institutional trust                                 121         96        100
  Mutual fund                                          48         48         42
  Private asset                                         4          4          5
-------------------------------------------------------------------------------
   Total administration and custody revenue           173        148        147
 Benefits consulting                                   56         67         56
 Brokerage fees                                        25         18         15
-------------------------------------------------------------------------------
   Total trust and investment fee revenue             578        546        496
Cash management and deposit transaction charges        74         76         72
Foreign currency and securities trading revenue        51         43         43
Financing-related revenue                              39         56         49
Equity investment revenue                              36         16         23
Mortgage servicing fees                                 2          2         52
Other                                                  18         20         54
-------------------------------------------------------------------------------
   Total fee and other revenue                      $ 798      $ 759      $ 789
Net gain (loss) from divestitures                       -         (7)        83
Gains on sales of securities                            -          -          -
-------------------------------------------------------------------------------
   Total noninterest revenue                        $ 798      $ 752      $ 872
-------------------------------------------------------------------------------
Fee revenue as a percentage of net interest and
  fee revenue (FTE)                                    70%        69%        68%
Trust and investment fee revenue as a percentage
  of net interest and fee revenue (FTE)                50%        49%        42%
-------------------------------------------------------------------------------
Note: Various items, previously reported in other fee revenue, have been reclassified to mutual fund administration and custody revenue in trust and investment fee revenue, cash management and deposit transaction charges, financing related revenue and equity investment revenue. Prior periods have been restated and the percentages of trust and investment fee revenue to net interest and fee revenue have been recalculated. For analytical purposes, the term "fee revenue", as utilized throughout this earnings release, is defined as total noninterest revenue less gains on the sales of securities and the net gain
(loss) from divestitures.


Memo:

Gross joint venture fee revenue (a)                 $ 134      $ 129      $  91
--------------------------------------------------------------------------------
(a) The Corporation accounts for its interest in joint ventures under the equity method of accounting with the net results primarily recorded as either other fee revenue or trust and investment fee revenue. The gross joint venture fee revenue is not included in total noninterest revenue above.

Mellon Reports Earnings
April 18, 2000
Page 7


Fee revenue

Fee revenue of $798 million in the first quarter of 2000 was impacted by the 1999 credit card, network services and mortgage banking divestitures. Excluding these divestitures, fee revenue increased 13% in the first quarter of 2000 compared with the first quarter of 1999, primarily due to a 17% increase in trust and investment fee revenue.

Fee revenue increased 21%, on an annualized basis, in the first quarter of 2000 compared with the fourth quarter of 1999, primarily resulting from a 23% increase, on an annualized basis, in trust and investment fee revenue.

                                            1st Qtr. 2000    1st Qtr. 2000
                                                over             over
Fee revenue growth                          1st Qtr. 1999    4th Qtr. 1999
---------------------------------------------------------------------------

Trust and investment fee revenue growth        17%              23%  (b)
Total fee revenue growth                       13%  (a)         21%  (b)

---------------------------------------------------------------------------
(a) Excluding the effect of divestitures.
(b) Presented on an annualized basis.


Investment management revenue increased $46 million, or 17%, compared with the first quarter of 1999. This increase resulted from a $22 million, or 16%, increase in mutual fund management revenue, a $19 million, or 31%, increase in institutional asset management revenue and a $5 million, or 7%, increase in private asset management revenue. These increases resulted from net new business and an increase in the market value of assets under management. In addition, the increase in institutional asset management revenue primarily reflects a higher level of performance fees earned by investment managers as the investment performance of their products exceeded various benchmarks. The measurement period is generally annually with revenue recorded in the fourth and first quarters each year.

The average net assets of proprietary funds managed in the first quarter of 2000 were $137 billion, up $12 billion from $125 billion in the first quarter of 1999 and up $8 billion from $129 billion in the fourth quarter of 1999. The increases primarily resulted from increases in average net assets of equity funds. Proprietary equity funds averaged $55 billion in the first quarter of 2000, compared with $42 billion in the first quarter of 1999 and $49 billion in the fourth quarter of 1999.

Administration and custody fee revenue increased $26 million, or 17%, in the first quarter of 2000 compared with the first quarter of 1999. The $21 million, or 20%, increase in institutional trust and custody revenue resulted from net new business and a $6 million increase in securities lending revenue. Growth of institutional trust and custody revenue was tempered primarily by the formation of joint ventures and by the contribution of pre-existing business to joint ventures. The results of joint ventures are accounted for under the equity method of accounting, which reports the Corporation's share of the results of the joint ventures on a net basis, rather than reporting the revenues and expenses separately. Including the institutional trust and custody gross revenue generated by joint ventures, institutional trust and custody revenue increased $55 million, or 33%, compared with the first quarter of 1999.

Mutual fund administration and custody fees will be impacted beginning in the second quarter of 2000 as a long-term contract with a third party expires near the end of May 2000. Fees from this contract totaled

Mellon Reports Earnings
April 18, 2000
Page 8


approximately $24 million pre-tax, or $.03 per common share, in the first quarter of 2000 and are expected to total approximately $12 million pre-tax, or approximately $.015 per common share, in the second quarter through May 2000, when the contract expires.

Benefits consulting fees generated by Buck Consultants were unchanged in the first quarter of 2000, compared with the first quarter of 1999, and decreased $11 million compared with the fourth quarter of 1999. Benefits consulting fees in the first quarter of 2000 compared with the first quarter of 1999 were impacted by the contribution of pre-existing business to joint ventures. The decrease compared with the fourth quarter of 1999 primarily reflects the seasonal nature of many consulting services. The fourth quarter 1999 results reflected the impact of services provided to clients in preparation for year-end benefit plan needs.

The $10 million, or 67%, increase in brokerage fees in the first quarter of 2000 compared to the prior-year period primarily resulted from higher trading volumes in the active equities markets. Dreyfus Brokerage Services, Inc. averaged approximately 16,500 trades per day in the first quarter of 2000, compared with approximately 12,000 trades per day in the fourth quarter of 1999 and approximately 9,600 trades per day in the first quarter of 1999.

The $2 million, or 2%, increase in cash management fees and deposit transaction charges in the first quarter of 2000, compared with the prior-year period, primarily resulted from higher volumes of business in cash management, especially in electronic payment services. Cash management fees in the first quarter of 2000 were impacted by a higher level of compensating balances on deposits held in lieu of customers paying fees.

Foreign currency and securities trading revenue increased by 20% to a record $51 million in the first quarter of 2000, compared with the prior-year period. This increase was primarily related to an increase in foreign exchange customers and favorable market conditions.

Financing-related and equity investment revenue totaled $75 million in the first quarter of 2000 compared with $72 million in both the fourth and first quarters of 1999. Financing-related revenue primarily includes loan commitment fees; letters of credit and acceptance fees; loan securitization revenue; gains or losses on loan securitizations and sales; and gains or losses on lease residuals. Financing-related revenue decreased $10 million in the first quarter of 2000 compared with the first quarter of 1999 in part due to lower gains on loan securitizations, loan sales and lease residuals. Equity investment revenue, which includes gains and losses on venture capital investments, increased $13 million in the first quarter of 2000 compared with the first quarter of 1999.

The $2 million of mortgage servicing fees in the first quarter of 2000 relates to the servicing of jumbo mortgages, which were retained by the Corporation following the 1999 divestiture of the mortgage businesses.

Other revenue decreased $36 million in the first quarter of 2000 compared with the prior-year period. The decrease primarily related to the March 1999 divestiture of the credit card business and the June 1999 divestiture of the network services transaction processing unit. The credit card and network services businesses generated $18 million and $13 million, respectively, of fee revenue in the first quarter of 1999. Excluding the effect of the divested businesses, other revenue decreased $5 million compared with the prior-year period.

Mellon Reports Earnings
April 18, 2000
Page 9


Net gain (loss) from divestitures

In the first quarter of 1999, the Corporation recorded an $83 million pre-tax net gain from divestitures. The after-tax impact totaled $49 million or $.19 per common share. The net gain resulted from a gain on the divestiture of the credit card business, partially offset by a loss on the commercial mortgage servicing business and a write-down to reflect the estimated sale proceeds to be received for the residential mortgage business.

In the fourth quarter of 1999, the Corporation recorded a $7 million pre-tax net loss from divestitures. The after-tax net loss totaled $5 million, or approximately $.01 per common share. The net loss primarily resulted from an adjustment to the previous write-downs recorded for the residential mortgage servicing business, partially offset by an additional gain from the network services sale as more customers converted to the purchaser.


Net Interest Revenue
--------------------
                                                        Quarter ended
                                               ---------------------------------
                                                March 31,   Dec. 31,   March 31,
(dollar amounts in millions)                         2000       1999        1999
--------------------------------------------------------------------------------

Net interest revenue (FTE)                        $   351    $   353    $   371
Net interest margin (FTE)                            3.75%      3.66%      3.78%

Average securities                                $ 6,155    $ 6,275    $ 6,767
Average loans                                     $29,283    $29,159    $31,467
Average interest-earning assets                   $37,399    $38,073    $39,811
--------------------------------------------------------------------------------

Net interest revenue on a fully taxable equivalent basis in the first quarter of 2000 decreased $20 million compared with the first quarter of 1999. This decrease primarily resulted from the divestitures of the credit card and mortgage businesses. Excluding the net interest revenue generated by these businesses, net interest revenue increased 1% compared with the first quarter of 1999, reflecting the positive impact of interest-free funds in a rising rate environment, offset in part by higher funding costs related to the repurchase of common stock. Net interest revenue decreased $2 million in the first quarter of 2000 compared with the fourth quarter of 1999, primarily reflecting a lower level of lower-yielding interest-earning assets, as well as funding costs related to the repurchase of common stock.

Mellon Reports Earnings
April 18, 2000
Page 10

Operating Expense
-----------------
                                                                Quarter ended
-----------------------------------------------------------------------------------------
                                                         March 31,   Dec. 31,   March 31,
(dollar amounts in millions)                                  2000       1999        1999
-----------------------------------------------------------------------------------------
Staff expense                                              $   397    $   384     $   391
Professional, legal and other purchased services                67         73          71
Net occupancy expense                                           64         57          61
Equipment expense                                               37         42          41
Amortization of goodwill and other intangible assets            37         37          37
Amortization of mortgage servicing assets and
 purchased credit card relationships                             1          1          42
Other expense                                                  116        105         117
-----------------------------------------------------------------------------------------
  Operating expense before trust-preferred securities
   expense and net revenue from acquired property              719        699         760
Trust-preferred securities expense                              20         20          20
Net revenue from acquired property                              (1)        (4)          -
-----------------------------------------------------------------------------------------
  Total operating expense                                  $   738    $   715     $   780
-----------------------------------------------------------------------------------------

Average full-time equivalent staff                          26,000     25,800      29,100
-----------------------------------------------------------------------------------------
Efficiency ratio (a)                                            62%        62%         65%
Efficiency ratio excluding amortization of goodwill
 and other intangible assets                                    59%        59%         62%
-----------------------------------------------------------------------------------------

(a) Operating expense before trust-preferred securities expense and net revenue from acquired property, as a percentage of revenue, computed on a taxable equivalent basis, excluding the net gain (loss) on divestitures and gains on the sales of securities.


Operating expense before trust-preferred securities expense and net revenue from acquired property totaled $719 million, a decrease of $41 million compared with the first quarter of 1999, resulting from the 1999 credit card, network services and mortgage banking divestitures. Excluding the effect of these divestitures, operating expense before trust-preferred securities expense and net revenue from acquired property increased 9% compared with the first quarter of 1999, reflecting higher incentive expense and other expenses in support of business growth.


                             1st Qtr. 2000            1st Qtr. 2000
                                 over                     over
Operating expense growth     1st Qtr. 1999            4th Qtr. 1999
-------------------------------------------------------------------

Operating expense growth            9%  (a)                 12%  (b)
-------------------------------------------------------------------

(a) Excludes the effect of divestitures.
(b) Presented on an annualized basis.


Operating expense before trust-preferred securities expense and net revenue from acquired property increased $20 million compared with the fourth quarter of 1999. This increase was primarily due to higher base salary expense, and incentive expense in business lines with strong revenue growth.

Mellon Reports Earnings
April 18, 2000
Page 11


Income Taxes
------------

The Corporation's effective tax rate for the first quarter of 2000 was 36.5%, compared with 36.5% for the first quarter of 1999 excluding the effect of a change in accounting principle and the effect of the net gain from divestitures. It is currently anticipated that the effective tax rate will be approximately the same for the remainder of 2000.


Credit Quality Expense, Net Credit Losses and Reserve for Credit Losses
-----------------------------------------------------------------------

                                                        Quarter ended
                                               ----------------------------------
                                               March 31,     Dec. 31,   March 31,
(dollar amounts in millions)                        2000         1999        1999
---------------------------------------------------------------------------------
Provision for credit losses                        $  10        $  10       $  15
Net revenue from acquired property                    (1)          (4)          -
---------------------------------------------------------------------------------
 Credit quality expense                            $   9        $   6       $  15
---------------------------------------------------------------------------------

Net credit (losses) recoveries:
 Credit card                                       $   -        $   -       $ (10)
 Other consumer credit                                (3)          (2)         (4)
 Commercial real estate                                5            2           -
 Commercial and financial                            (13)         (12)         (3)
---------------------------------------------------------------------------------
Total net credit losses                            $ (11)       $ (12)      $ (17)
---------------------------------------------------------------------------------

Annualized net credit losses to average loans        .15%         .16%        .22%
---------------------------------------------------------------------------------

Reserve for credit losses at end of period         $ 402        $ 403       $ 410
Reserve as a percentage of total loans              1.42%        1.33%       1.34%
---------------------------------------------------------------------------------

The decrease in credit quality expense in the first quarter of 2000, compared with the first quarter of 1999, primarily resulted from a lower provision for credit losses following the divestiture of the credit card business.

Mellon Reports Earnings
April 18, 2000
Page 12



Nonperforming Assets
--------------------

                                                       March 31,   Dec. 31,   Sept. 30,   June 30,   March 31,
(dollar amounts in millions)                                2000       1999        1999       1999        1999
--------------------------------------------------------------------------------------------------------------
Domestic nonperforming loans:
Consumer mortgage                                          $  38      $  40       $  47      $  43       $  44
Commercial real estate                                         6          6           6          6           6
Other domestic                                               144         96         101         72          77
--------------------------------------------------------------------------------------------------------------
 Total nonperforming loans                                   188        142         154        121         127
Acquired property:
Real estate acquired                                          14         15          15         24          37
Reserve for real estate acquired                              (1)        (1)         (3)        (4)         (5)
--------------------------------------------------------------------------------------------------------------
 Net real estate acquired                                     13         14          12         20          32
Other assets acquired                                          9          3           3          1           2
--------------------------------------------------------------------------------------------------------------
 Total acquired property                                      22         17          15         21          34
--------------------------------------------------------------------------------------------------------------
 Total nonperforming assets                                $ 210      $ 159       $ 169      $ 142       $ 161
--------------------------------------------------------------------------------------------------------------
Nonperforming loans as a percentage of total loans           .67%       .47%        .53%       .40%        .41%
Nonperforming assets as a percentage of total loans
  and net acquired property                                  .74%       .53%        .58%       .46%        .53%
--------------------------------------------------------------------------------------------------------------

Nonperforming assets increased $51 million compared with Dec. 31, 1999, and increased $49 million compared with March 31, 1999. The increase compared with Dec. 31, 1999 primarily resulted from the addition to nonperforming status of commercial loans to a health care provider and its affiliate companies, offset in part by credit losses. The higher level of nonperforming assets, compared with March 31, 1999, primarily resulted from the addition of the previously mentioned commercial loans as well as the addition of another commercial loan in the third quarter of 1999, partially offset by sales of acquired property and credit losses.

Mellon Reports Earnings
April 18, 2000
Page 13

Selected Capital Data
---------------------

                                                          March 31,        Dec. 31,   Sept. 30,   March 31,
(dollar amounts in millions, except per share amounts)         2000            1999        1999        1999
-----------------------------------------------------------------------------------------------------------
Total shareholders' equity                                 $  3,851        $  4,016    $  4,219    $  4,502
Total shareholders' equity to assets ratio                     8.13%           8.38%       9.00%       9.12%

Tangible shareholders' equity (a)                          $  2,190        $  2,288    $  2,454    $  2,659
Tangible shareholders' equity to assets ratio (b)              4.80%           4.96%       5.45%       5.60%

Tier I capital ratio                                            6.5%  (c)      6.60%       7.12%       6.89%
Total (Tier I plus Tier II) capital ratio                      10.6   (c)     10.76       11.58       11.22
Leverage capital ratio                                          6.6   (c)      6.72        6.82        6.60

Book value per common share                                $   7.84        $   8.02    $   8.29    $   8.64
Tangible book value per common share                       $   4.46        $   4.57    $   4.83    $   5.11

Closing common stock price                                 $  29.50        $  34.06    $  33.63    $  35.19
Market capitalization                                      $ 14,491        $ 17,052    $ 17,103    $ 18,335
Common shares outstanding (000)                             491,210         500,623     508,650     521,064
-----------------------------------------------------------------------------------------------------------

(a) Includes $74 million, $67 million, $64 million and $62 million, respectively, of minority interest, primarily related to Newton. In addition, includes $323 million, $345 million, $353 million and $371 million, respectively, of tax benefits related to tax deductible goodwill and other intangibles.
(b) Shareholders' equity plus minority interest less goodwill and other intangibles recorded in connection with purchase acquisitions divided by total assets less goodwill and other intangibles. The amount of goodwill and other intangibles subtracted from shareholders' equity and total assets is net of any tax benefit.
(c) Estimated.


The decrease in shareholders' equity at March 31, 2000, compared with the prior periods, primarily reflects common stock repurchases partially offset by earnings retention. During the first quarter of 2000, 10.8 million shares of common stock were repurchased, with an additional 4 million shares available for repurchase under a 25 million share repurchase program authorized by the board of directors in September 1999. The repurchased shares had a total purchase price of $336 million for an average share price of $31.07 per share. Certain capital ratios were lower at March 31, 2000, compared with the prior periods, reflecting the impact of the stock repurchases offset in part by earnings retention. Common shares outstanding at March 31, 2000 were 6.2% lower than at Dec. 31, 1998, reflecting a 32.6 million reduction over the last 5 quarters, net of shares reissued for employee benefit plan purposes.

Average common stock and stock equivalents used in the computation of diluted earnings per share totaled 502.1 million shares in the first quarter of 2000, compared with 531.3 million shares in the first quarter of 1999. The Corporation's average level of treasury stock was approximately $934 million higher in the first quarter of 2000 compared with the first quarter of 1999. After giving effect to funding the higher level of treasury stock, valued at a short-term funding rate, the lower share count increased diluted earnings per share by approximately 2%, while ongoing business growth increased diluted earnings per share by approximately 14%, compared to first quarter 1999 operating results.

Mellon Reports Earnings
April 18, 2000
Page 14

                                 SUMMARY DATA
                         Mellon Financial Corporation
                              Five Quarter Trend



(dollar amounts in millions,                                                        Quarter ended
                                                            --------------------------------------------------------------
except per share amounts;                                   March 31,     Dec. 31,   Sept. 30,   June 30,        March 31,
 common shares in thousands)                                     2000         1999        1999       1999             1999
--------------------------------------------------------------------------------------------------------------------------

Selected key data
-----------------
Diluted earnings per common share:
  Operating (a)                                                $    .50   $    .48    $    .46   $    .45         $    .43
  Cash operating (a)(b)                                             .56        .53         .52        .50              .49
  Reported                                                          .50        .47         .45        .45              .48

Net income:
  Operating (a)                                                $    253   $    245    $    236   $    236         $    231
  Cash operating (a)(b)                                             282        274         266        266              260
  Reported                                                          253        240         231        238              254

Return on common equity (annualized):
  Operating (a)                                                    26.0%      23.5%       22.3%      21.4%            20.9%
  Cash operating (a)(b)                                            51.8       45.6        43.7       41.1             40.4
  Reported                                                         26.0       23.1        21.8       21.6             23.1

Return on assets (annualized):
  Operating (a)                                                    2.15%      2.05%       1.92%      1.90%            1.84%
  Cash operating (a)(b)                                            2.50       2.38        2.25       2.23             2.16
  Reported                                                         2.15       2.01        1.87       1.92             2.03

Shareholders' equity to assets:
  Reported                                                         8.13%      8.38%       9.00%      8.77%            9.12%
  Tangible (b)                                                     4.80       4.96        5.45       5.29             5.60

--------------------------------------------------------------------------------------------------------------------------

Fee revenue as a percentage of net interest and
 fee revenue (FTE)                                                   70%        69%         69%        69%              68%
Trust and investment fee revenue as a percentage
 of net interest and fee revenue (FTE)                               50%        49%         46%        45%              42%
Efficiency ratio excluding amortization of intangibles               59%        59%         61%        62%  (c)         62%

--------------------------------------------------------------------------------------------------------------------------
Average common shares and equivalents outstanding:
  Basic                                                         496,740    505,891     511,777    518,273          523,448
  Diluted                                                       502,082    512,496     518,605    525,712          531,288

--------------------------------------------------------------------------------------------------------------------------

                                 - continued -

Mellon Reports Earnings
April 18, 2000
Page 15

                                 SUMMARY DATA
                         Mellon Financial Corporation
                              Five Quarter Trend
                                  (continued)

                                                         Quarter ended
                                      ---------------------------------------------------
                                      March 31,  Dec. 31,  Sept. 30,  June 30,  March 31,
(dollar amounts in millions)               2000      1999       1999      1999       1999
-----------------------------------------------------------------------------------------

Average balances for the quarter
--------------------------------
Money market investments                $ 1,713   $ 2,267    $ 1,463   $ 1,445    $ 1,286
Trading account securities                  248       372        403       414        291
Securities                                6,155     6,275      6,364     6,652      6,767
Loans                                    29,283    29,159     30,177    30,504     31,467
Total interest-earning assets            37,399    38,073     38,407    39,015     39,811
Total assets                             47,205    47,451     48,871    49,766     50,677
Total tangible assets (b)                45,419    45,640     47,012    47,878     48,755
Deposits                                 32,220    32,540     33,462    33,358     34,087
Total interest-bearing liabilities       31,045    31,221     31,349    31,634     32,825
Total shareholders' equity                3,905     4,133      4,212     4,417      4,469
Tangible shareholders' equity (b)         2,190     2,388      2,417     2,591      2,608
-----------------------------------------------------------------------------------------

(a) Operating results equaled reported results in the first quarter of 2000.
    The fourth and third quarters of 1999 operating and cash operating results each exclude a $5 million after-tax net loss from divestitures. The second quarter of 1999 excludes a $38 million after-tax net gain from divestitures and $36 million of nonrecurring expenses after taxes. The first quarter of 1999 excludes a $49 million after-tax net gain from divestitures and a $26 million after-tax charge for the cumulative effect of a change in accounting principle.
(b) Excludes the after-tax impact of the amortization of goodwill and other intangibles from purchase acquisitions. In addition, the amount of goodwill and other identified intangibles subtracted from common equity and total assets is net of any tax benefit.
(c) Also excludes $56 million of nonrecurring expenses.

Note: All calculations are based on unrounded numbers.

Mellon Reports Earnings
April 18, 2000
Page 16

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                         Mellon Financial Corporation
                              Five Quarter Trend

                                                                                Quarter ended
                                                          ---------------------------------------------------------
                                                          March 31,     Dec. 31,   Sept. 30,   June 30,   March 31,
(in millions, except per share amounts)                        2000         1999        1999       1999        1999
---------------------------------------                   ---------     --------   ---------   --------   ---------
Interest revenue
----------------
Interest and fees on loans (loan fees of
  $14, $14, $14, $15 and $16)                                   $ 565      $ 550       $ 553      $ 555       $ 580
Federal funds sold and securities under resale
  agreements                                                       13         18           9          5           9
Interest-bearing deposits with banks                               10         12           9          9           9
Other money market investments                                      1          1           1          -           1
Trading account securities                                          4          5           5          5           4
Securities                                                        103        103         102        106         108
                                                                -----      -----       -----      -----       -----
     Total interest revenue                                       696        689         679        680         711

Interest expense
----------------
Interest on deposits                                              233        225         218        207         221
Federal funds purchased and securities under
  repurchase agreements                                            23         20          22         23          37
Other short-term borrowings                                        34         34          34         34          29
Notes and debentures                                               58         59          56         55          55
                                                                -----      -----       -----      -----       -----
     Total interest expense                                       348        338         330        319         342
                                                                -----      -----       -----      -----       -----
     Net interest revenue                                         348        351         349        361         369
Provision for credit losses                                        10         10          10         10          15
                                                                -----      -----       -----      -----       -----
     Net interest revenue after provision for
       credit losses                                              338        341         339        351         354

Noninterest revenue
-------------------
Trust and investment fee revenue                                  578        546         517        515         496
Cash management and deposit transaction charges                    74         76          78         78          72
Foreign currency and securities trading revenue                    51         43          42         45          43
Financing-related revenue                                          39         56          39         47          49
Equity investment revenue                                          36         16          17          7          23
Mortgage servicing fees                                             2          2          48         51          52
Other                                                              18         20          24         44          54
                                                                -----      -----       -----      -----       -----
     Total fee and other revenue                                  798        759         765        787         789
Net gain (loss) from divestitures                                   -         (7)         (8)        59          83
Gains on sales of securities                                        -          -           -          -           -
                                                                -----      -----       -----      -----       -----
     Total noninterest revenue                                    798        752         757        846         872

Operating expense
-----------------
Staff expense                                                     397        384         387        397         391
Professional, legal and other purchased services                   67         73          63         73          71
Net occupancy expense                                              64         57          61         64          61
Equipment expense                                                  37         42          40         63          41
Amortization of goodwill and other intangible assets               37         37          37         37          37
Amortization of mortgage servicing assets
  and purchased credit card relationships                           1          1          33         37          42
Other expense                                                     116        105          95        138         117
Trust-preferred securities expense                                 20         20          20         19          20
Net revenue from acquired property                                 (1)        (4)         (5)        (5)          -
                                                                -----      -----       -----      -----       -----
     Total operating expense                                      738        715         731        823         780
                                                                -----      -----       -----      -----       -----

                                 - continued -

Mellon Reports Earnings
April 18, 2000
Page 17

                    CONDENSED CONSOLIDATED INCOME STATEMENT
                         Mellon Financial Corporation
                              Five Quarter Trend
                                  (continued)

                                                                       Quarter ended
                                                   -------------------------------------------------------------
                                                   March 31,      Dec. 31,    Sept. 30,    June 30,    March 31,
(in millions, except per share amounts)                 2000          1999         1999        1999         1999
---------------------------------------            ---------      --------    ---------    --------    ---------
     Income before income taxes and
       cumulative effect of accounting change              398         378          365         374          446
Provision for income taxes                                 145         138          134         136          166
                                                         -----       -----        -----       -----        -----
     Income before cumulative effect of
       accounting change                                   253         240          231         238          280
Cumulative effect of accounting change                       -           -            -           -          (26)
                                                         -----       -----        -----       -----        -----
     Net income                                          $ 253       $ 240        $ 231       $ 238        $ 254
                                                         =====       =====        =====       =====        =====

Earnings per share
-----------------------------------------------

Basic net income per common share:

Income before cumulative effect
  of accounting change                                   $ .51       $ .47        $ .46       $ .45        $ .54
Cumulative effect of accounting change                       -           -            -           -         (.05)
                                                         -----       -----        -----       -----        -----
Net income                                               $ .51       $ .47        $ .46       $ .45        $ .49
                                                         =====       =====        =====       =====        =====

Diluted net income per common share:

Income before cumulative effect
  of accounting change                                   $ .50       $ .47        $ .45       $ .45        $ .53
Cumulative effect of accounting change                       -           -            -           -         (.05)
                                                         -----       -----        -----       -----        -----
Net income                                               $ .50       $ .47        $ .45       $ .45        $ .48
                                                         =====       =====        =====       =====        =====

Mellon Reports Earnings
April 18, 2000
Page 18

                     CONDENSED CONSOLIDATED BALANCE SHEET
                         Mellon Financial Corporation

                                                                 March 31,   Dec. 31,   Sept. 30,   March 31,
(dollar amounts in millions)                                          2000       1999        1999        1999
----------------------------                                     ---------   --------   ---------   ---------
Assets
------
Cash and due from banks                                            $ 2,958    $ 3,410     $ 3,340     $ 3,011
Money market investments                                             2,870      1,358       1,252         939
Trading account securities                                             139        144         288         242
Securities available for sale                                        5,055      5,159       5,209       5,451
Investment securities (approximate fair value of $1,140,
  $1,183, $1,246 and $1,443)                                         1,153      1,197       1,251       1,421
Loans, net of unearned discount of $71, $79, $77 and $57            28,285     30,248      29,156      30,554
Reserve for credit losses                                             (402)      (403)       (405)       (410)
                                                                   -------    -------     -------     -------
     Net loans                                                      27,883     29,845      28,751      30,144
Premises and equipment                                                 572        562         537         561
Goodwill and other intangibles                                       2,058      2,140       2,182       2,276
Mortgage servicing assets                                               17         16          17       1,098
Other assets                                                         4,676      4,115       4,034       4,241
                                                                   -------    -------     -------     -------
     Total assets                                                  $47,381    $47,946     $46,861     $49,384
                                                                   =======    =======     =======     =======


Liabilities
-----------
Deposits in domestic offices                                       $30,735    $30,128     $28,928     $30,419
Deposits in foreign offices                                          2,611      3,293       3,101       2,929
Short-term borrowings                                                2,936      3,650       3,570       4,023
Other liabilities                                                    2,817      2,430       2,354       3,117
Notes and debentures (with original maturities over one year)        3,440      3,438       3,698       3,403
                                                                   -------    -------     -------     -------
     Total liabilities                                              42,539     42,939      41,651      43,891

Trust-preferred securities
--------------------------
Guaranteed preferred beneficial interests in Corporation's
  junior subordinated deferrable interest debentures                   991        991         991         991

Shareholders' equity
--------------------
Common stock - $.50 par value
  Authorized - 800,000,000 shares
  Issued - 588,661,920; 588,661,920; 588,661,920 (a);
    and 294,330,960 shares                                             294        294         294         147
Additional paid-in capital                                           1,793      1,788       1,773       1,907
Retained earnings                                                    3,938      3,808       3,698       3,468
Accumulated unrealized (loss), net of tax                             (151)      (135)       (105)        (15)
Treasury stock of 97,452,373; 88,038,848; 80,011,896 (a);
  and 33,798,582 shares at cost                                     (2,023)    (1,739)     (1,441)     (1,005)
                                                                   -------    -------     -------     -------
     Total shareholders' equity                                      3,851      4,016       4,219       4,502
                                                                   -------    -------     -------     -------
     Total liabilities, trust-preferred securities and
       shareholders' equity                                        $47,381    $47,946     $46,861     $49,384
                                                                   =======    =======     =======     =======

_______________________
(a) Reflects the two-for-one common stock split distributed on May 17, 1999.